EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Supernus Pharmaceuticals Reports Second Quarter 2013 Financial Results

Rockville, MD, August 13, 2013 --Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today reported financial results for the three and six months ended June 30, 2013, and  provided an update on key accomplishments to date.

 “Oxtellar XRTM continues to impress us with its clinical performance in the market. Prescribers are highly satisfied with the product and patients appreciate its key benefits. We are pleased with continued growth in the prescriber base and monthly prescriptions as we head into the middle of the third quarter. We also remain excited about our preparations for the upcoming launch of Trokendi XRTM later this quarter,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals, Inc.

Second Quarter 2013 Financial Results

•

Our net product revenue of $0.2 million for the three months ended June 30, 2013 is comprised of  529 Oxtellar XRTM prescriptions filled at the pharmacy level during the first quarter of 2013.  Consistent with industry norm, the net price of Oxtellar XR TM reflects deductions for one-time discounts paid to wholesalers to initially stock Oxtellar XR TM, as well as customary payer rebates, allowances, and the cost of a co-payment rebate program.

•	Our product gross margin on net product revenue was 97%. This number is affected by pre-approval and start-up activities.
•	Research and development (R&D) expense for the second quarter declined from $4.7 million in 2012 to $3.5 million in 2013, primarily because our Phase IIb study for SPN-810 was completed in 2012.
•

Selling, general and administrative (SG&A) expense for the second quarter increased from $4.6 million in 2012 to $12.2 million in 2013. This increase is attributable to increased sales and marketing costs associated with the commercial launch of Oxtellar XRTM and the planned launch of Trokendi XRTM in the third quarter of 2013.

•	Related to our $90 million convertible notes offering, the Company recorded a non-cash charge of $8.6 million due to changes in fair value of derivative liabilities.
•

Net loss applicable to common shareholders for second quarter 2013 was $27.4 million or $0.89 per common share (based on 30.9 million weighted average shares outstanding), compared to a net loss of $10.3 million in the second quarter of 2012 or $0.61 per common share (based on 16.8 million weighted average shares outstanding).

•

Excluding the charges for changes in fair value of derivative liabilities of $8.6 million and loss on extinguishment of debt of $1.2 million, non-GAAP net loss for the second quarter 2013 was $17.6 million.

Six Months Ended June 30, 2013 Financial Results

•

Our net product revenue of $0.2 million for the six months ended June 30, 2013 is comprised of 529 Oxtellar XRTM prescriptions filled at the pharmacy level during the first quarter of 2013.  Consistent with industry norm, the net price of Oxtellar XR TM reflects deductions for one-time discounts paid to wholesalers to initially stock Oxtellar XR TM, as well as customary payer rebates, allowances, and the cost of a co-payment rebate program.

•	Our product gross margin on net product revenue was 97%. This number is affected by pre-approval and start-up activities.
•	R&D expense for the first half of 2013 was $8.1 million compared with $10.1 million in 2012. The decrease was primarily attributable to the completion of our Phase IIb study for SPN-810 in 2012.
•

SG&A expense for the first half of 2013 was $25.7 million compared with $7.4 million in 2012, increasing year over year due to hiring of our sales force as well as costs associated with the commercial launch of Oxtellar XRTM and the planned launch of Trokendi XRTM in the third quarter of 2013.

•

Net loss applicable to common shareholders for the first half of 2013 was $45.8 million or $1.48 per common share (based on 30.9 million weighted average shares outstanding), compared to $20.4 million or $2.21 per common share (based on 9.2 million weighted average shares outstanding in 2012).

•

Excluding the charges for changes in fair value of derivative liabilities of $8.5 million and loss on extinguishment of debt of $1.2 million, non-GAAP net loss for the six months ended June 30, 2013 was $36.1 million.

Financial Update

•

Our anticipated cash burn for 2013 continues to be estimated to be in the range of $85 million to $95 million. Based on our current plans, we continue to anticipate that our current cash, cash equivalents, unrestricted marketable securities and long term investments as of June 30, 2013 should be sufficient to fund operations through the end of 2014, by which time we project to be cash flow break even.

•

For the six months ended June 30, 2013, the net value of Oxtellar XR TM sold to wholesalers was $4.2 million.  Consequently, in addition to $0.2 million in recognized revenue, we recorded $4.0 million of deferred revenue at June 30 (i.e., $4.8 million gross deferred revenue net of $0.8 million in estimated costs and allowances).

•

Cash collections from the sale of Oxtellar XR TM in the quarter ended June 30, 2013 were approximately $1.8 million, with a total of $4.4 million collected from wholesalers through the first six months.  Accounts receivable as of June 30, 2013 were approximately $0.5 million.

Liquidity and Capital Resources

•

Cash, cash equivalents and marketable securities increased from $88.5 million at December 31, 2012 to $118.7 million at June 30, 2013.  On May 3, 2013, the Company closed on an offering of $90 million in Convertible Senior Secured Notes (“Convertible Notes”) due 2019.  Coincident with the closing, the Company retired its venture debt facility in its entirety.  Net proceeds, post debt retirement, were approximately $67 million.

Oxtellar XR™  Launch Update

•

The launch of Oxtellar XRTM continued to progress well during the 2nd Quarter. Oxtellar XRTM prescriptions, as reported by IMS, increased from 529 in the 1st Quarter to 3,648 prescriptions in the 2nd Quarter.  Over 1,100 target physicians have prescribed Oxtellar XRTM since launch, a substantial increase over the 450 target physicians prescribing Oxtellar XRTM we last reported to you.

•

Based on IMS data, for the week ending the 2nd of August, Oxtellar XRTM achieved a conversion share of the addressable oxcarbazepine market of approximately 1.34%, a significant increase over the 0.58% conversion share we reported during our 1st Quarter Oxtellar XRTM Launch Update.

•

For the week ending July 19, among the target prescribers where our sales force has been concentrating its efforts, the conversion market share is 1.9%.  In addition, for the same week, the conversion market share of Oxtellar XRTM is approximately 3.5% and 5.4% among the top target physicians per territory that have been called on 7 - 12 times and 13 – 18 times since launch, respectively.  We believe this is a significant share at this stage in the launch showing a strong correlation between call frequency and market share levels, and confirming that Oxtellar XRTM is promotion responsive.

•

Our sales force continues to be successful in increasing the number of calls on target physicians to an average of 1,500 calls per week compared to a previous high of 1,200 calls per week on average, as reported in the 1st Quarter Oxtellar XRTM Launch Update.

•

Feedback from the field, supported by results from a qualitative market research study, confirms that prescribers of Oxtellar XRTM continue to be extremely pleased with what their patients are reporting regarding the efficacy and tolerability profile of Oxtellar XRTM. The top reasons physicians report for choosing Oxtellar XRTM are reduction in adverse events, once-a- day dosing and the ability to get patients on a higher dose of oxcarbazepine when needed.

•	Oxtellar XRTM has continued to achieve strong coverage in managed care with 142 million lives covered, 127 million on the commercial side and 15 million on Medicaid.
•

Comparing the early stage performance of Oxtellar XRTM to other extended release anti-epileptic products that have been launched, Oxtellar XRTM seems to be continuing to track in line with the weekly market share trends of Carbatrol®.  As a reference, Carbatrol® achieved a 1.8% market share of the carbamazepine market in its first 12 months on the market increasing to 4.7% in the second full year after launch.

•

In summary, our sales force is executing well in the field, and Oxtellar XRTM continues to be received well by physicians and patients. This results in significant growth in number of prescribing physicians and prescriptions.

Pipeline Update

Regarding Trokendi XRTM, we continue to expect receiving final approval and commercially launching Trokendi XRTM in the third quarter of 2013.

Finally, regarding the rest of the pipeline, we continue to progress SPN 810 with the goal of having a meeting with the FDA by year end to discuss with them our plans for later stage clinical studies and to progress SPN 812 with the development of a novel once daily formulation to be used later in a phase IIb study.

2013 Financial Guidance

We continue to project cash burn for the year to range from $85 million to $95 million. For the six month period ending June 30, 2013 cash burn was $39.1 million. We believe our cash, cash equivalents, and marketable securities as of June 30, 2013, should be sufficient to fund operations through the end of 2014, by which time we expect to be cash flow break even.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases.  The Company has one marketed product for epilepsy, Oxtellar XRTM (extended release oxcarbazepine), and one tentatively approved product for epilepsy, Trokendi XRTM (extended release topiramate).   The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s respective PDUFA dates for product candidates and anticipated launch dates for its tentatively approved product; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President & CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

SUPERNUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)

Cash, cash equivalents and marketable securities	$ 102,632	$ 88,508
Accounts receivable	537	-
Inventories	4,315	1,152
Other current assets	3,132	1,802
Total current assets	110,617	91,462

Property and equipment, net	2,247	1,421
Deferred financing costs	2,109	89
Long term investments	16,072	-
Other long-term assets	928	1,017
Total Assets	$ 131,973	$ 93,989

Accounts payable and accrued expenses	$ 11,732	$ 10,666
Deferred product revenue	3,967	-
Deferred licensing revenue	325	508
Secured notes payable, current	-	11,809
Total current liabilities	16,024	22,983

Deferred licensing revenue, net of current portion	738	309
Convertible notes, net of discount	59,100	-
Secured notes payable, long-term	-	11,088
Other non-current liabilities	2,158	1,788
Derivative liabilities	18,061	251
Total Liabilities	96,081	36,419

Total Stockholders' Equity	35,892	57,570
Total Liabilities & Stockholders Equity	$ 131,973	$ 93,989

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012

	(unaudited)		(unaudited)

Revenue
Net product sales	$154	$—	$154	$—
Licensing revenue	127	91	274	299

Total revenue	281	91	428	299

Costs and expenses
Cost of product sales	4	—	4	—
Research and development	3,542	4,703	8,065	10,061
Selling, general and administrative	12,214	4,645	25,747	7,374

Total costs and expenses	15,760	9,348	33,816	17,435

Operating loss	(15,479)	(9,257)	(33,388)	(17,136)
Other income (expense)
Interest income and other income (expense), net	47	317	191	211
Interest expense	(2,144)	(929)	(2,872)	(1,891)
Changes in fair value of derivative liabilities	(8,619)	(144)	(8,540)	(472)
Loss on extinguishment of debt	(1,162)	—	(1,162)	—

Total other (expense) income	(11,878)	(756)	(12,383)	(2,152)

Net loss	(27,357)	(10,013)	(45,771)	(19,288)

Cumulative dividends on Series A convertible preferred stock	—	(286)	—	(1,143)

Net loss attributable to common stockholders	$(27,357)	$(10,299)	$(45,771)	$(20,431)

Loss per common share:
Basic and diluted	$(0.89)	$(0.61)	$(1.48)	$(2.21)

Weighted-average number of common shares:
Basic and diluted	30,897,075	16,817,841	30,886,309	9,247,142

Supernus Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Net Loss
(in thousands)

	Three Months ended June 30,	Six Months ended June 30,
	2013	2013

	(unaudited)

Net loss - GAAP	$(27,357)	$(45,771)

Changes in fair value of derivative liabilities	(8,619)	(8,540)
Loss on extinguishment of debt	(1,162)	(1,162)

Adjusted Net Loss - non-GAAP	$(17,576)	$(36,069)